Exhibit 1

Outlook

Based on current customer forecasts, STATS ChipPAC Ltd. (“STATS ChipPAC” or the “Company”) believes the worst is behind the Company. STATS ChipPAC expects to return to a growth mode in the second quarter 2005, with an increase in revenue quarter over quarter. The Company remains confident in its prospects due to the compelling strategic advantages of its business model, its strong financial position, its leadership in test and advanced packages, and its geographic leadership in fast growth regions. Specifically, for the second quarter 2005, STATS ChipPAC expects revenues to be approximately 10% to 15% higher than the first quarter 2005, with US GAAP net loss per ADS of $0.05 to $0.08 for the second quarter of 2005.

Certain statements in this press release including statements regarding expected future financial results and industry growth, and all statements made under the heading “Outlook”, are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ include our ability to successfully integrate the operations of former STATS and ChipPAC and employees; general business and economic conditions and the state of the semiconductor industry; demand for end-use applications products such as communications equipment and personal computers; reliance on a small group of principal customers; decisions by customers to discontinue outsourcing of test and assembly services; changes in customer order patterns; rescheduling or canceling of customer orders; changes in product mix; capacity utilization; level of competition; pricing pressures including declines in average selling prices; continued success in technological innovations; delays in acquiring or installing new equipment; shortages in supply of key components; availability of financing; exchange rate fluctuations; litigation and other risks described from time to time in the Company’s SEC filings, including its annual report on Form 20-F dated March 18, 2005, the Registration Statement on Form F-3/S-3 (File Nos. 333-119705 and 333-119705-1) of STATS ChipPAC and STATS ChipPAC, Inc. respectively and the Registration Statement on Form F-4 (File No. 333-123480 of STATS ChipPAC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Unless otherwise specified, references to “$” are to the lawful currency of the United States of America. Unless otherwise specified, references to “US GAAP” are to Generally Accepted Accounting Principles as practiced in the United States of America.

STATS ChipPAC Ltd. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands of US Dollars, except share and per share data)
(Unaudited)

	Three months ended March 31,
	2004	2005
Net revenues	$132,328	$234,146
Cost of revenues	(111,949)	(209,748)

Gross profit	20,379	24,398

Operating expenses:
Selling, general and administrative	10,253	32,285
Research and development	3,085	5,942
Restructuring charges	–	830
Other general expenses (income), net	(37)	(39)

Total operating expenses	13,301	39,018

Operating income (loss)	7,078	(14,620)

Non-operating income (expenses), net	(2,221)	(11,382)

Income (loss) before income taxes	4,857	(26,002)
Provision for income taxes	(509)	(1,139)

Income (loss) before minority interest	4,348	(27,141)
Minority interest	(282)	22

Net income (loss)	$4,066	$(27,119)

Net income (loss) per ordinary share
Basic	$0.00	$(0.01)
Diluted	$0.00	$(0.01)

Net income (loss) per ADS
Basic	$0.04	$(0.14)
Diluted	$0.04	$(0.14)

Ordinary shares (in thousands) used in per ordinary share calculation:
Basic	1,076,713	1,948,396
Diluted	1,081,215	1,948,396

ADS (in thousands) used in per ADS calculation:
Basic	107,671	194,840
Diluted	108,122	194,840

Key Ratios & Information:
Gross Margin	15.4%	10.4%
Operating Expenses as a % of Revenue	10.1%	16.7%
Operating Margin	5.3%	(6.2)%

Depreciation & Amortization Expense, including Amortization of Debt Issuance Cost	$35,628	$61,170
Capital Expenditure	$69,798	$17,147

STATS ChipPAC Ltd. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands of US Dollars)
(Unaudited)

	December 31,	March 31,
	2004	2005
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$229,569	$161,129
Accounts receivable, net	149,650	166,630
Inventories	58,272	47,948
Other current assets	54,690	65,680

Total current assets	492,181	441,387

Marketable securities	18,121	17,750
Property, plant and equipment, net	1,035,803	1,004,583
Goodwill and intangible assets	649,428	636,087
Other non-current assets	76,169	69,806

Total assets	$2,271,702	$2,169,613

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts and other payables	$120,211	$90,683
Other current liabilities	66,074	82,888
Short-term debts	181,868	145,098

Total current liabilities	368,153	318,669

Long-term debts	652,946	617,127
Other non-current liabilities	50,362	57,490

Total liabilities	1,071,461	993,286

Minority interest	40,891	40,742

Shareholders’ equity	1,159,350	1,135,585

Total liabilities and shareholders’ equity	$2,271,702	$2,169,613

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